Exhibit 23.1
                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-_______) pertaining to the Louis Dreyfus Natural Gas Corp. 2000 Employee Stock Purchase Plan and in the related Prospectus (not included herein) of our report dated February 7, 2000, with respect to the consolidated financial statements and schedule of Louis Dreyfus Natural Gas Corp. included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Summary Plan Description included in the related Prospectus (not included herein).


                                   ERNST & YOUNG, LLP

Oklahoma City, Oklahoma
May 15, 2000